SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            FORM N-8A

                  NOTIFICATION OF REGISTRATION
                 PURSUANT TO SECTION 8(a) OF THE
                 INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:          J&B Funds

Address of Principal Business Office
(No. & Street, City, State, Zip Code):       BMA Tower
                                             700 Karnes Boulevard
                                             Kansas City, MO     64108

Telephone Number (including area code): (816) 751-5900

Name and address of agent for service of process:

                                   Stephen S. Soden
                                   J&B Funds
                                   c/o Jones & Babson, Inc.
                                   BMA Tower
                                   700 Karnes Boulevard
                                   Kansas City, MO  64108

Copies to:

   Mark H. Plafker, Esq., Stradley Ronon Stevens & Young, LLP
      2600 One Commerce Square, Philadelphia, PA  19103-7098

Check appropriate Box:

Registrant is filing a Registration Statement pursuant to Section
8(b) of the Investment Company Act of 1940 concurrently with the
filing of Form N-8A:          YES  [X]  NO  [ ]

                           SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in Kansas City, Missouri on the 8th day of August, 2000.
                              J&B FUNDS


                              BY: /s/Stephen S. Soden
                                  Stephen S. Soden, Trustee
Attest: /s/Martin A. Cramer
        Martin A. Cramer, Secretary


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